EMPIRE RESOURCES TO COMMENCE TRADING ON THE NASDAQ CAPITAL MARKET UNDER SYMBOL “ERS” ON FEBRUARY 4, 2013

Fort Lee, NJ, January 31, 2013 — Empire Resources, Inc. (OTCQX: ERSO) (“Empire Resources” or the “Company”), a distributor of value added, semi-finished metal products, announced today that its common stock has been approved for listing on The NASDAQ Capital Market, a unit of the NASDAQ OMX Group.

The common stock of Empire Resources is expected to begin trading on The NASDAQ Capital Market under the symbol “ERS” at the opening of trading on February 4, 2013.

Nathan Kahn, President and CEO, commented, “We are pleased to take this major step forward in our plan and commitment to build shareholder value. Empire Resources has a leading position in the global distribution of high quality semi-finished metal products and a proven 25-year track record in the markets we serve. We believe that listing on NASDAQ more fully reflects our market position and will aid in heightening our visibility and increasing the liquidity of our shares.”

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on May 3, 2012 and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com

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